EXHIBIT 5

[LETTERHEAD OF SILVER, FREEDMAN & TAFF, L.L.P.]

February 12, 2003

Board of Directors
Warwick Community Bancorp, Inc.
18 Oakland Avenue
Warwick, New York 10990

Members of the Board:

              We have acted as counsel to Warwick Community Bancorp, Inc. (the "Corporation") in connection with the preparation and filing with the Securities and Exchange Commission of the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to 75,000 shares of the Corporation's common stock, par value $.01 per share (the "Common Stock"), to be offered pursuant to the Warwick Community Bancorp, Inc. and The Warwick Savings Bank Voluntary Retainer Stock and Deferred Compensation Plan for Directors (the "Plan"), and $275,000 of deferred compensation obligations (the "Obligations") of the Corporation pursuant to the Plan.

              In this connection, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Plan and related documents, the Corporation's Certificate of Incorporation and Bylaws, as amended, resolutions of the Corporation's Board of Directors and such other documents and corporate records as we deem appropriate for the purpose of rendering this opinion.

              Based upon the foregoing, it is our opinion that:
  The shares of Common Stock being so registered have been duly authorized.

  The shares of Common Stock to be offered by the Corporation will be, when and if issued, sold and paid for as contemplated by the Plan, legally issued, fully paid and non-assessable shares of Common Stock of the Corporation.
              The Obligations will, when issued in accordance with the Plan, constitute valid and legally binding obligations of the Corporation, except as may be limited by the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general applicability relating to or affecting creditors' rights.

              We hereby consent to the inclusion of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /s/ SILVER, FREEDMAN & TAFF, L.L.P. SILVER, FREEDMAN & TAFF, L.L.P.